UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 3, 2006

Majesco Entertainment Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-70663	06-1529524
(Commission File Number)	(IRS Employer Identification No.)

160 Raritan Center Parkway, Edison, New Jersey	08837
(Address of Principal Executive Offices)	(Zip Code)

(732) 225-8910
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

(b) On February 6, 2006, Majesco Entertainment Company (the "Company") was notified by Rosenthal & Rosenthal, the Company's factor, that it has agreed to increase the maximum availability under the Company's factoring and finance facilities from $16.0 million to $20.0 million. The Company believes that this arrangement provides it with greater long-term financial flexibility.

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) On February 3, 2006, the Nasdaq Stock Market ("Nasdaq") notified the Company that based on the Company's Form 10-K for the period ended October 31, 2005, the Company no longer satisfies the stockholder's equity requirement for continued listing on the Nasdaq National Market set forth in Marketplace Rule 4450(a)(3). Nasdaq has requested that on or before February 21, 2006, the Company provide it with a specific plan to achieve and sustain compliance going forward. At the time of this filing, the Company is in the process evaluating its alternatives with respect to this notice.

On February 7, 2006, the Company provided written notification to Nasdaq that as a result of the resignation of two of its independent directors (as discussed below) who were members of the Audit Committee, the Company is no longer compliant with Marketplace Rule 4350(d)(2) that requires the Audit Committee be composed of at least three independent members. As a result of the resignations, the Company's Audit Committee currently only consists of two independent members, one of whom is considered a financial expert. The Company believes that it will be able to be compliant with this rule within the one-year grace period allowed by Nasdaq.

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 3, 2006, the Board of Directors appointed Morris Sutton as Chairman and interim Chief Executive Officer, effective immediately. Mr. Sutton, age 67, has served as one of our directors since December 5, 2003 and, since August 24, 2004, as our Chairman Emeritus. Current and historical information with respect to Mr. Sutton's prior experience and current and prior relationships with the Company have been previously disclosed and are available in the Company's publicly filed documents.

Also on February 3, 2006, James Halpin and Marc Weisman resigned from the Board of Directors. Mr. Halpin had served as Chairman of the Board of Directors and was a member of the Company's Audit Committee and Compensation Committee. Mr. Weisman had served as Chairman of the Nominating and Governance Committee and a member of the Audit Committee and the Compensation Committee. In order for the Board to continue to have a majority of independent directors, on February 6, 2006, Jesse Sutton and Joseph Sutton also resigned from the Board. Jesse Sutton will remain President of the Company and Joseph Sutton will remain as Executive Vice President of Research and Development. Morris Sutton is the father of Jesse Sutton and Joseph Sutton.

The continuing independent directors of the Company are Laurence Aronson and Louis Lipschitz.

Messrs. Halpin and Weisman resigned, pursuant to the letters attached hereto as Exhibits 17.1 and 17.2, after the independent directors of the Company had discussions with Morris Sutton regarding management personnel and compensation. Messrs. Halpin and Weisman resigned because they believed Morris Sutton would not commit to continuing his association with the Company if the independent directors were to insist upon the resignation of certain other members of the Sutton family employed by the Company.

Item 9.01    Financial Statements and Exhibits.

(c)    Exhibits.

The following exhibits are furnished with this report:

Exhibit No.	Description
17.1	Resignation Letter of James Halpin dated February 3, 2006
17.2	Resignation Letter of Marc Weisman dated February 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAJESCO ENTERTAINMENT COMPANY

By:	/s/ Jesse Sutton
Name:	Jesse Sutton
Title:	President

Date: February 9, 2006